UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2010

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50534	77-0485570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Great America Parkway, Santa Clara, California 95054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 773-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 30, 2010, Atheros Communications, Inc. (“Atheros”), entered into a lease agreement with CA-Skyport I Limited Partnership, a Delaware limited partnership, for our corporate headquarters and primary research and development and operations facilities. The premises leased occupy approximately 160,224 square feet in San Jose, California for the first thirty-six (36) months of the lease agreement, and approximately 185,338 square feet for the remainder of the lease term. Our right to fully occupy the premises commences on August 1, 2010 and terminates on July 31, 2017. We have the right to extend the term for two additional five-year periods under certain circumstances. We also have a right of first refusal under the lease agreement to lease an additional approximately 9,192 square feet, which constitutes all of the remaining rentable area in the building, under certain circumstances, and a right of first offer to lease additional space in an adjacent building under certain circumstances. We will also be entitled to an allowance of $6,152,601 from the landlord for tenant improvements in the building for the portion of the premises occupied during the first 36 months of the lease, and an additional allowance of $964,377 for the additional premises.

The monthly rent under the lease agreement will be as follows:

Period During Lease Term	Monthly Installment of Base Rent
Months 1 – 10	$0.00
Months 11 – 12	$256,358.40
Months 13 – 24	$264,369.60
Months 25 – 36	$272,380.80
Months 37 – 48	$324,341.50
Months 49 – 60	$333,608.40
Months 61 – 72	$342,875.30
Months 73 – 84	$353,995.58

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

On April 30, 2010, Atheros entered into a lease agreement with CA-Skyport I Limited Partnership, a Delaware limited partnership, for our corporate headquarters and primary research and development and operations facilities. See Item 1.01 above for a description of the terms of the lease agreement, which description is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2010

ATHEROS COMMUNICATIONS, INC.

By:	/s/ JACK R. LAZAR
Name:	Jack R. Lazar
Title:	Vice President of Corporate Development and Chief Financial Officer

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